Exhibit 10.11

Factory Lease Agreement

1. Lessor (Party A):

Wuxi Mingyu Metal Pomegranate Co., Ltd.

Address: Luoyang North Road, Supporting Area, Luoshe, Huishan Economic

Development Zone, Wuxi

Phone: 13961830003

2. Lessee (Party B):

Wuxi Mingteng Mould Technology Co., Ltd.

Address: Lühua Village, Luoshe Town, Wuxi

Phone: 0510-83318500

According to relevant national laws and regulations, Party A and Party B, after friendly negotiation, have reached an agreement on leasing Party A’s property as follows:

Article 1: Location, Area, Function, and Purpose of the Leased Property

1.1 Party A shall lease the factory located at Luoyang North Road, Supporting Area, Luoshe, Huishan Economic Development Zone, Wuxi (hereinafter referred to as the “Leased Property”) to Party B for use. The building area of the Leased Property is 875 square meters, and the land area is 202 square meters.

1.2 The function of the Leased Property is machinery manufacturing.

1.3 The Leased Property is leased under a package rental arrangement, and Party B shall manage the property independently.

Article 2: Lease Term

2.1 The lease term is 1 year, starting from January 8, 2025, and ending on January 7, 2026.

2.2 Party B shall have a priority right to renew the lease under the same lease conditions, provided that Party B submits a renewal request at least 3 months before the lease term expires, and Party A agrees. Both parties shall sign a new lease agreement for the renewal.

2.3 Within 15 days after the effective date of this lease agreement, Party A shall deliver the leased property in its current condition to Party B for use, and Party B shall accept the leased property and its facilities in their current state.

Article 3: Rent and Payment Method

The rent is RMB Two Hundred Eighty-Five Thousand Four Hundred Five Yuan (¥285,405). Payment shall be made in full to Party A in a single installment, one month in advance.

Article 4: Party A’s Responsibilities During the Lease Term

4.1 Party A guarantees that Party B can use the property normally.

4.2 Party A is responsible for conducting regular inspections of the property and its attachments, as well as bearing the costs of normal maintenance. If Party A delays repairs, causing Party B or a third party to suffer losses, Party A shall provide compensation.

4.3 If Party A needs to sell or mortgage the property, it must notify Party B at least one month in advance.

Article 5: Party B’s Responsibilities During the Lease Term

5.1 If Party B renovates, modifies, or adds equipment to the property, it must obtain written consent from Party A in advance, and the costs shall be borne by Party B.

5.2 If Party B subleases the property to a third party or exchanges the use of the property with a third party, it must obtain Party A’s approval.

5.3 If the property or its equipment is damaged due to improper use by Party B or caused by others for whom Party B is responsible, Party B shall bear the costs of repair or compensation.

5.4 Party B shall assist Party A in conducting regular inspections and maintenance of the leased property.

5.5 Party B shall be responsible for maintaining and servicing the special equipment within the leased property. An annual maintenance fee of 2000 RMB per unit shall be paid by Party B to Party A before November 1 each year. Party B shall ensure that the special equipment is in reliable operating condition at the termination of this agreement, and Party A reserves the right to supervise this.

5.6 At the expiration of the lease term, Party B shall return the property to Party A. If Party B intends to renew the lease for the property, it shall notify Party A at least one month in advance, and both parties shall sign a separate agreement.

Article 6: Breach of Contract

6.1 Party A guarantees that the leased property is free of ownership disputes. If Party A’s ownership of the property results in legal or debt-related issues affecting Party B’s use, Party A shall resolve the issue, bear the costs, and compensate Party B for any resulting economic losses. Party B guarantees that during the lease term, it will not change the use or purpose of the property without Party A’s written consent and approval from relevant authorities, where applicable.

6.2 If either party fails to comply with the terms of this agreement or violates relevant national or local real estate leasing regulations, the other party has the right to terminate the agreement. The breaching party shall bear any resulting losses and, if Party B is at fault, pay Party A a penalty equivalent to 10% of the rent.

Article 7: Neither party shall be held responsible for damage to the property or its equipment caused by force majeure events.

Article 8: If disputes arise during the execution of this agreement, Party A and Party B shall resolve them through friendly negotiation. If negotiation fails, either party may seek mediation from the local real estate arbitration committee or file a lawsuit with the relevant People’s Court.

Article 9: For any matters not covered in this agreement, Party A and Party B may reach supplementary agreements, which, once signed by both parties, shall have the same legal effect as this agreement.

Article 10: This contract is made in two original copies, with Party A and Party B each holding one copy.

Party A: Wuxi Mingyu Metal Pomegranate Co., Ltd.

Representative Signature:

Party B: Wuxi Mingteng Mould Technology Co., Ltd.

Representative Signature: